Exhibit 99.(h)(23)

FEE APPORTIONMENT AGREEMENT

THIS FEE APPORTIONMENT AGREEMENT (the “Agreement”) is made as of September 24, 2013, by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the “Company”), on behalf of the Tributary Short/Intermediate Bond Fund, the Tributary Income Fund, the Tributary Balanced Fund, the Tributary Large-Cap Growth Fund, the Tributary Growth Opportunities Fund, and the Tributary Small Company Fund (each, a “Fund” and collectively, the “Funds”), (2) Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”), and (3) First National Bank, a national banking association having its principal place of business at 205 West Oak Street, Fort Collins, CO 80521, on behalf of its division, First National Fund Advisers (“FNFA,” together with Tributary and the Funds, the “Parties”).

Preliminary Statement

A.                                    Tributary serves as investment adviser to the Funds, and FNFA serves as sub-advisor to Tributary respecting the Tributary Short-Intermediate Bond Fund (the “Short-Intermediate Fund”) and the Tributary Income Fund (the “Income Fund,” together with the Short-Intermediate Fund, the “FNFA Advised Funds”).

B.                                    Northern Lights Distributors, LLC (the “Distributor”), serves as distributor for the Funds.

C.                                    The Company, Tributary, the Distributor and Vanguard Marketing Corporation (“Vanguard”)  are parties to an Operating Agreement, dated September 20, 2013 (“Operating Agreement”), under which Vanguard provides certain services (“Services”) to each of the Funds in connection with Vanguard’s customers’ purchase of shares of the Funds (such shares owned by Vanguard customers, the “Shares”) through Vanguard’s platform.

D.                                    In exchange for Vanguards’s performance of the Services, the Company and Tributary, as provided in the Operating Agreement, have agreed to pay Vanguard a fee in the amount of 10 basis points (“bps”) per year of the net asset value of the Shares of the Institutional Plus Class of the Funds held by Vanguard’s customers under the Transaction Fee offering or 40 bps per year of the net asset value of the Shares of the Institutional Class of the Funds held by Vangaurd’s customers under the No Transaction Fee offering by Vanguard under the Operating Agreement.

E.                                     The Company, on behalf of the Funds, and Tributary wish to set forth the apportionment of the Fee amongst the Company, Tributary and FNFA.  For purposes of clarification, the Company shall pay Vanguard directly for the portion of the fee payable from them with Tributary being responsible to pay Vanguard the remaining amount under the Operating Agreement; and this Agreement only sets forth the amounts that shall be reimbursed to Tributary by FNFA.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

AGREEMENT

1.                                      Responsibility of Fee.  The amount due to Vanguard shall be paid in two payments.  The first will be direct from the Funds for the 25 bps allowable under the Company’s Shareholder Servicing Plan.  Tributary shall pay Vanguard the remainder of the Fee in accordance with the terms of the Operating Agreement.

2.                                      Apportionment of Fee Among the Funds and Tributary.  For so long as Tributary is obligated to pay Vanguard the Fee, the Parties agree that the Company will pay 25bps of the Fee directly to Vanguard and Tributary will pay the balance of the Fee (the “Tributary Portion”).

3.                                      Apportionment of Tributary Portion Between Tributary and FNFA.  For so long as Tributary is obligated to pay Vanguard the Tributary Portion, FNFA will reimburse Tributary for one-half of the Tributary Portion attributable to the FNFA Advised Funds.

4.                                      Reference to Agreements.  The term of this Agreement and the obligations hereunder shall only continue so long as Tributary is obligated to pay the Fee.  In the event the amount of the Fee is modified or the Operating Agreement is otherwise modified, the Parties may mutually agree to correspondingly modify this Agreement.

5.                                      Amendments.  This Agreement may be amended by the written agreement of the Parties hereto, including any amendment to the apportionment and reimbursement provisions of Sections 2 and 3; provided, that such amendment shall have no effect on the total Fee owed pursuant to the Operating Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Fee Apportionment Agreement to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

FIRST NATIONAL BANK
FIRST NATIONAL FUND ADVISERS

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Chief Investment Officer